CYALUME

Moderator: Aimee Gordon
September 1, 2011
12:00 p.m. ET

Operator:	Good day, ladies and gentlemen, and thank you for standing by and welcome to the Cyalume Technologies Management Conference Call.

Currently, all participants are in a listen-only mode.  Later we'll conduct a question-and-answer session and instructions will follow at that time.  If anyone shall require our operator assistance during the program, you may press star then zero on your touchtone telephone.

As a reminder, today's conference is being recorded.

And I will turn the program over to Aimee Gordon. Please go ahead.

Aimee Gordon:
Thank you for joining us today for Cyalume Technologies conference call and discussion regarding the acquisition of JFC Technologies.  The discussion and all the comments may include forward-looking statements regarding future events and the future financial performance of the company.

Actual events and results may differ materially from our expectations.  We are (using) our most recent Form 10-K for a discussion of risk that could cause actual results to differ materially from those discussed today.

During the call, we may discuss both those GAAP and non-GAAP financial measures.  These non-GAAP measures are not intended to be considered in isolation from as a substitute for or superior to our GAAP results.

I will now turn the call over to Derek Dunaway, president and CEO of Cyalume Technologies. Derek?

Derek Dunaway:
All right.  Thank you, Aimee, and thank you everybody for joining us today to discuss this morning's announcement of our acquisition of JFC Technologies.  I'll walk through a little bit more detail on the transaction and talk a little bit about our strategic rationale for it and then I'll open up the call for questions.

We're extremely excited about this acquisition and all the benefits that it will bring to the combined organization.  The deal represents a significant strategic achievement for Cyalume that will enable the company to enhance our R&D and manufacturing capabilities leading the way for the acceleration of new and improved product development.

JFC's business provides not just a strategic advantage for us going forward, but also a steady revenue stream in growing pipeline that will positively impact Cyalume's bottom line.  The acquisition purchase includes inventory, equipments and net current assets as well as ongoing operations which should generate nearly $5 million revenue and a $1 million of EBITDA over the past 12 months.

For $5 million of consideration up fronts, plus the potential of an additional, of additional consideration based on performance over the next two years.  The upfront consideration is broken down as $1.75 million cash payment, $750,000 in addition of a line of credit from the seller to the business and $2.5 million in stock.  The stock is priced at $3.51 equating roughly 713,000 shares and the earn-out component is based on substantial growth in the core business and will be paid 30 percent, 70 percent cash and stock at the end of 2013.

JFC, which will be run as a new wholly-owned subsidiary under the name Cyalume Specialty Products, developed some manufactures, special chemical material for a number of leading corporate customers predominantly in the pharmaceutical and military polymer markets.

Jamie Shleck, the former CEO of JFC and new president of Cyalume Specialty Products and his team have successfully developed a number of highly protected niche polymer products over the years.  The business has proven particularly successful over the past year as evidenced by the strength of their current business pipeline.

Under the new structure, JFC and it’s management team will remain fully intact and will continue to provide their current customers with uninterrupted solutions while expanding development (chemical) materials for Cyalume.  The transaction represents the combination of a very long and successful partnership between Cyalume and JFC leading back over 10 years.

JFC used to provide Cyalume's predecessor company with chemical raw materials before these operations were moved overseas.  And in more recent years, has been providing critical R&D services to the organization.

Together now as one company, we will work to scale our production of new energy molecules and other key active chemicals which serve as the foundation of all our chemical-light processes.

By having the technological expertise in-house, we will be able to better protect our core business, meaningfully improve our ability to develop new products.  The addition of JFC's team of engineer supplements around R&D staff, and we're pleased to welcome them aboard.

In addition, by vertically integrating the chemical-light manufacturing process into our own supply chain, we'll be able to optimize the management of our chemical material inventory and improve our working capital.

And lastly, the natural synergy between Cyalume and JFC will yield reduced prices to Cyalume in the company's chemical expenditures.

In summary, this transaction is a tremendous value to both JFC and Cyalume. And we look forward to all the opportunities that we now have collectively to advance our business.

So, at this time, I would like to open up the call to any questions. If there are any, I'd be happy to try and answer.

Operator:
Thank you, sir.  Ladies and gentlemen, if you would like to ask a question, please press star then one on your touchtone phone.  If your question has been answered or wish to remove yourself on the queue, you may press the pound key.  Again, to queue up for a question, please press star then one on your touchtone phone.  One moment for questioners to queue.

Our first questioner in queue is Mark Jordan with Noble Financial. Please go ahead.

Mark Jordan:	Good morning, Derek. First question is out of the $5 million and trailing 12 months revenues, how much of that was derived from Cyalume and how much from third parties?

Derek Dunaway:	Actually, of that $5 million, I believe only about 100,000 was Cyalume related.

Mark Jordan:
OK.  And secondly, you talked about the opportunities for efficiency with vertical integration, are you going to be moving therefore all manufacturing to JFC facilities, doing it in Springfield?  What are the efficiencies you should derive?  And then also, any cost synergies in their non-production site that will drop off with the acquisition in any, say, you got salaries that won't go on under the new ownership?

Derek Dunaway:
Sure, Mark.  Thanks.  Happy to speak to that.  From the efficiency side, you know, currently, we are purchasing a fair number of our, you know, the raw material chemicals overseas.  What we'd able to do now is bring that purchasing domestically with – are very confident we'll see some cost-savings in doing so.

JFC has got a long history of manufacturing chemiluminescent materials, they've done it for us in the past and through some of the advances that we've collectively identified over the past couple of years and some R&D work we've done together.  We're very confident we'll be able to realize in cost savings.  You know, we estimated in the neighborhood about a quarter million dollars a year in terms of our chemical light expenditures that we think we can reduce as a result of doing this through JFC.

Additionally, we, as I've spoken of in the past, you know, we carry a fair amount of inventory of chemical-light raw material, you know, due to, you know, making sure that we're secure in managing our supply chain risk by bringing all this domestically and controlling the supply chain more directly.  We think – we believe we can reduce our working capital and inventory carrying cost by about half a million dollars, which, again, it won't be a day-one thing, but overtime we think that we can bring that down by about half a million dollars.  So, some pretty substantial efficiencies in that area as well.

We do not see any headcount reduction as a result of this.  So, the, you know, the capability JFC is going to be delivering are our new capabilities.  So, there won't be a reduction in any other savings of that nature, however.

Mark Jordan:
OK.  Final question for me, under GAAP, you obviously have to make an estimate of the expected earn out since you’ll pay in 2013.  Could you just say what are the benchmarks that must be reached to hit that 2013 payout and what is the dollars you will assume when you finalize this transaction?

Derek Dunaway:
Yes.  I can give you some broad brushes on that.  The total potential earn out is actually up to another $7 million.  But that's based – and that's based off of very substantial growth in the – in the EBITDA of the company.  But at this point, that's about as much detail as I can provide on that working through a couple of those items.

Mark Jordan:	OK.

Derek Dunaway:	Yes.

Mark Jordan:	Thank you.

Derek Dunaway:	Sure. Thanks, Mark, good to hear from you.

Operator:	Thank you, sir. Again, ladies and gentlemen, if you would like to ask a question, please press star then one on your touchtone phone. One moment for questioners to queue.

Again, to ask a question, please press star then one on your touchtone phone.

Presenters, I'm showing no additional question in the queue at this time. I'd like to turn the program back over to Derek Dunaway.

Derek Dunaway:	OK. Thank you.

Thank you very much, everyone, for listening. Hopefully, you found this interesting and informative.

Again, I'd just like to reiterate that, you know, we feel that this acquisition is a key strategic step for Cyalume and we're very excited about what it means and we're very excited about the addition of JFC and their capabilities into the company.

So, thank you everyone for attending, and I'll speak with you later.

Operator:	Thank you, sir. Ladies and gentlemen, this does conclude today's program. Thank you for your participation and have a wonderful day. Attendees, you may disconnect at this time.

  END